Exhibit 99.1

Cautionary Statement

UAL Corporation (the "Company") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of the Company and United Air Lines, Inc. securities, and other meetings, conferences or otherwise.  Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.

It is not reasonably possible to itemize all of the many factors and specific events that could effect the outlook of an airline operating in the global economy.  Some factors that could significantly impact net earnings, capacity, traffic, load factors, yields, operational considerations, revenues, expenses, cash burn rate, cash balance, unit revenues, costs, unit costs, capital spending, cash flows, pre-tax margins, earnings, earnings per share, debt load and other forward-looking information contained in any speeches, calls, meetings, conferences or otherwise include, without limitation, the economy and the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred as a consequence of the September 11 terrorist attacks to the Company; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades of the Company; the cost of crude oil and jet fuel; airline pricing environment; industry capacity decisions; competitors' route decisions; the satisfaction of the conditions to the pilots and/or management and salaried employees participation in the Company's financial recovery program; the success of the Company's cost-reduction efforts; the success of the Company's implementation of its financial recovery plan; the outcome of the ATSB loan guarantee process; results of union contract negotiations and cost-reduction discussions and their impact on labor costs and operations; willingness of customers to travel; the mix of business and leisure fare travel; actions of the U.S., foreign and local governments; the stability of the U.S. economy; any additional terrorist activity and/or war; inflation; foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of any speech, call, meeting, conference or other statement.  Investors should not place undue reliance on the forward-looking information contained in any such format, which speaks only as of the date the statement was made.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.